Exhibit 99.06

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES THIRD

QUARTER NET LOSS OF ($360.6) MILLION

Includes Previously Announced $743 Million Unrealized

Mark-to-market Loss on Credit Derivative Portfolio

Third Quarter Net Loss Per Diluted Share of ($3.51)

Third Quarter Credit Enhancement Production(1) $431.1 million, up 99%

NEW YORK, October 24, 2007—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced a third quarter 2007 net loss of ($360.6) million, or ($3.51) per diluted share. This compares to third quarter 2006 net income of $213.5 million, or net income per diluted share of $1.98. The decrease is due to the previously announced unrealized loss on credit derivative exposures amounting to ($743.4) million, or ($5.29) per diluted share in the third quarter 2007. The third quarter 2007 unrealized mark-to-market loss on credit derivative exposures was discussed in a press release dated October 10, 2007, and is primarily the result of unfavorable market pricing of collateralized debt obligations. As further described below, net mark-to-market losses on credit derivatives are excluded from the earnings measures used by research analysts.

Net Income/(Loss) Per Diluted Share

Net income/(loss) and net income/(loss) per diluted share are computed in conformity with U.S. generally accepted accounting principles (GAAP). However, many research analysts and investors do not limit their analysis of our earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides other information.

Earnings measures reported by research analysts exclude the net income impact of net gains and losses from sales of investment securities and unrealized mark-to-market gains and losses on credit, total return and non-trading derivative contracts (collectively “net security gains and losses”) and certain other items. Certain research analysts and investors further exclude the net income impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). During the third quarter 2007, net security gains and

Ambac Third Quarter 2007 Earnings/2

losses had the effect of decreasing net income by ($553.5) million, or ($5.39) on a per diluted share basis. Accelerated earnings had the effect of increasing net income by $9.6 million, or $0.10 per diluted share during the quarter. Table I provides third quarter and nine-month comparisons of earnings for 2007 and 2006.

Table I

Earnings Per Diluted Share

	Third Quarter			Nine Months
	2007	2006	% Change	2007	2006	% Change
Net (loss)/ income per diluted share	$(3.51)	$1.98	n.m.	$0.25	$6.26	- 96%
Effect of net security losses/(gains)	$5.39	$(0.06)		$5.63	$(0.44)

Operating earnings (a)(b)	$1.88	$1.92	- 2%	$5.88	$5.82	+1%
Effect of Accelerated earnings	$(0.10)	$(0.13)		$(0.57)	$(0.46)

Core earnings(b)	$1.78	$1.79	- 1%	$5.31	$5.36	- 1%

(a)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis.
(b)	Operating and core earnings are non-GAAP measures. See footnote 2, below.
n.m.	Not meaningful

Commenting on the overall results, Ambac Chairman and Chief Executive Officer, Robert J. Genader, noted, “We have observed improved overall market conditions in most asset classes of our core financial guaranty product, despite the recent turmoil in the structured finance markets. Business production during the quarter was quite robust, reflective of both a strong pipeline and better overall pricing in the current market.” Mr. Genader added, “With regard to the sizable mark-to-market adjustment recorded in the quarter, it is important to note that Ambac’s credit derivative contracts, like our insurance policies, are not exposed to the type of liquidity risk that is typically embedded in standard derivative contracts.”

Revenues

Highlights

•	Credit enhancement production(1) in the third quarter of 2007 was $431.1 million, up 99% from Ambac’s production of $216.2 million reported in the third quarter of 2006.

Credit enhancement production for the nine months of 2007 of $1,109.1 million was 13% higher than credit enhancement production of $980.7 million in the same period of 2006.

Table II provides the third quarter and nine-month comparisons of credit enhancement production by market segment for 2007 and 2006.

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Ambac Third Quarter 2007 Earnings/3

Table II

Credit Enhancement Production (1)

$-millions	Third Quarter			Nine Months
	2007	2006	% Change	2007	2006	% Change
Public Finance	$151.3	$89.8	+68%	$380.5	$321.0	+19%

Structured Finance	108.2	78.6	+38%	402.6	382.2	+5%

International	171.6	47.8	+259%	326.0	277.5	+17%

Total	$431.1	$216.2	+99%	$1,109.1	$980.7	+13%

In public finance, Ambac’s premium production increased even though overall market issuance was approximately flat, quarter on quarter. The increased production was primarily the result of a large sales tax-backed transaction in Puerto Rico and strong writings of structured real estate during the quarter. Ambac’s market share of the insured market was approximately 28%, up from 23% in the comparable prior year quarter.

U.S. structured finance credit enhancement production increased from the prior year, driven by strong writings of student loan securitizations and utilities deals during the quarter. The structured finance markets experienced lower volumes during the quarter, impacted by the severe disruption caused by concern over subprime mortgages. However, interest in our financial guaranty product has increased, credit spreads have widened substantially across the structured finance arena, and pricing has generally improved. During the third quarter 2007, Ambac did not write any collateralized debt obligations of asset-backed securities (CDOs of ABS) or subprime residential mortgage-backed securities.

International credit enhancement production increased significantly driven by the large Eurotunnel transaction and several other significant transactions across a variety of geographic locations. During the quarter Ambac closed deals in seven different countries including three each in the U.K. and Australia.

•

Net premiums written in the third quarter of 2007 of $251.5 million were 35% higher than net premiums written of $186.0 million in the third quarter of 2006. The increase is primarily a result of higher premiums collected up front in the public finance sector. Ceded premiums as a percentage of gross premiums written were 12.2% and 12.4% for the third quarter of 2007 and 2006, respectively.

Net premiums written for the nine months of 2007 of $704.6 million were 5% higher than net premiums written of $669.6 million in the same period of 2006. Excluding the impact of $37.0 million of return premiums from reinsurance cancellations in the first quarter of 2006, net premiums written are up 11%.

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Ambac Third Quarter 2007 Earnings/4

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Net premiums earned and other credit enhancement fees for the third quarter of 2007 were $214.8 million, flat from the $214.6 million earned in the third quarter of 2006. Higher normal earned premiums and other credit enhancement fees in the third quarter 2007 relative to the comparable prior quarter were offset by lower accelerated premiums from refundings and policy termination fees in the current quarter.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $16.4 million in the third quarter of 2007, down 33% from $24.5 million in accelerated premiums in the third quarter of 2006. During the third quarter 2007 and 2006, approximately 88% and 37%, respectively, of the accelerated premiums related to U.S. public finance transactions and the remainder related to U.S. structured finance and international transactions.

Net premiums earned and other credit enhancement fees for the nine months of 2007 were $684.7 million, which represented a 6% increase from the $648.0 million earned in the first nine months of 2006. Accelerated premiums were $99.2 million for the nine month period of 2007, up 14% from $86.8 million in accelerated premiums for the comparable period of 2006. Accelerated premiums in 2006 include $7.7 million related to the impact of reinsurance cancellations occurring in the first quarter of 2006.

A breakdown of net premiums earned and other credit enhancement fees by market sector for 2007 and 2006 are included in Table III. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

Table III

Net Premiums Earned and Other Credit Enhancement Fees

$-millions	Third Quarter			Nine Months
	2007	2006	% Change	2007	2006	% Change
Public Finance	$59.0	$58.8	0%	$176.5	$172.8	+2%

Structured Finance	86.8	80.3	+8%	254.5	235.1	+8%

International	52.6	51.0	+3%	154.5	153.3	+1%

Total Normal Premiums/Fees	198.4	190.1	+4%	585.5	561.2	+4%

Accelerated Premiums	16.4	24.5	- 33%	99.2	86.8	+14%

Total	$214.8	$214.6	0%	$684.7	$648.0	+6%

Public finance earned premiums, before accelerations, were flat quarter on quarter. Earned premium growth in this sector has been negatively impacted by competitive pricing, the mix of business underwritten in recent periods, and the recent high level of refunding activity in Ambac’s public finance book.

Structured finance earned premiums and other credit enhancement fees grew 8%. The earned premium growth rate in structured finance has been driven by strong premium production in asset classes such as pooled debt obligations and commercial asset-backed securities over the past several quarters.

International earned premiums and other credit enhancement fees increased 3%. The increase is driven by improving deal flow.

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Ambac Third Quarter 2007 Earnings/5

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Net investment income for the third quarter of 2007 was $115.8 million, representing an increase of 8% from $107.2 million in the comparable period of 2006. This increase was due primarily to growth in the investment portfolio driven by the ongoing collection of financial guarantee premiums and fees.

Net investment income for the nine months of 2007 was $341.1 million, representing an increase of 9% from $313.3 million in the comparable period of 2006, primarily as a result of the reason provided above.

•

Financial services revenues. The financial services segment is comprised of the investment agreement business and the derivative products business. Gross interest income less gross interest expense from investment and payment agreements plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, was $9.8 million in the third quarter of 2007, down 26% from $13.3 million in the third quarter of 2006. The decrease was primarily due to lower revenue from the interest rate swap, total return swap and investment agreement businesses in the third quarter 2007.

Financial services revenues were $29.7 million for the first nine months of 2007, down 17% from the $35.8 million of revenues in the first nine months of 2006 primarily due to the reason provided above.

Expenses

Highlights

•

Financial guarantee expenses of $53.7 million for the third quarter of 2007 increased 95% from $27.6 million of expenses for the third quarter of 2006. Financial guarantee loss and loss expenses were $19.1 million in the third quarter of 2007, up from ($2.5) million in the third quarter of 2006. See “Loss Reserve Activity,” below, for additional information on losses. Gross underwriting expenses of $50.6 million in the third quarter 2007 increased 11% from $45.7 million in the comparable prior quarter primarily due to increased premium taxes driven by higher premium writings.

Financial guarantee expenses of $152.0 million for the first nine months of 2007 increased 38% from $110.3 million of expenses for the same period of 2006. The increase results primarily from increased loss and loss expenses which are up $37.2 million, period over period.

Loss Reserve Activity

•

Case basis loss reserves (loss reserves for exposures that have defaulted) increased $59.8 million during the third quarter of 2007 from $47.3 million at June 30, 2007 to $107.1 million at September 30, 2007. The increased case reserves relate primarily to two RMBS transactions that are underperforming original expectations. Total net claim receipts during the quarter amounted to $3.7 million.

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Ambac Third Quarter 2007 Earnings/6

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Active credit reserves (“ACR”) are established for probable and estimable losses due to credit deterioration on certain adversely classified insured transactions. The ACR decreased by $37.0 million during the quarter, from $203.7 million at June 30, 2007 to $166.7 million at September 30, 2007. The reserve decline was driven by net favorable credit activity, primarily within the public finance portfolio, partially offset by increased reserves within the RMBS sector of the structured finance portfolio.

Other Items

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Total net securities gains/(losses) for the third quarter of 2007 were ($757.2) million, consisting of net realized gains on investment securities of $4.2 million, net mark-to-market losses on credit and total return derivatives of ($756.3) million and net mark-to-market losses on non-trading derivative contracts of ($5.1) million. During the quarter a net mark-to-market loss amounting to ($743.4) million was recorded related to contracts executed in credit default format, primarily in our collateralized debt obligation exposures. The negative mark-to-market is driven by dramatically lower prices in certain structured finance asset classes. The lower prices were driven by uncertainty regarding the ultimate outcome of subprime losses. Reduced demand for certain structured asset classes, a lack of liquidity in the markets, forced selling by structured and/or leveraged investment vehicles, all combined to exacerbate pricing declines across the structured debt capital markets.

For the third quarter of 2006, net securities gains/(losses) were $9.9 million, consisting of net realized gains on investment securities of $7.9 million, net mark-to-market gains on credit and total return derivatives of $2.1 million and net mark-to-market losses on non-trading derivative contracts of ($0.1) million.

Total net securities gains/(losses) for the first nine months of 2007 were ($806.0) million, consisting of net realized gains on investment securities of $12.0 million, net mark-to-market losses on credit and total return derivatives of ($816.0) million and net mark-to-market losses on non-trading derivative contracts of ($2.0) million. For the first nine months of 2006 net securities gains were $74.4 million, consisting of net realized gains on investment securities of $57.5 million, net mark-to-market gains on credit and total return derivatives of $16.5 million and net mark-to-market gains on non-trading derivative contracts of $0.4 million. Approximately $51 million of the 2006 net realized gains on investment securities related to cash recoveries received during the year related to a security in the investment agreement portfolio that had been written down in previous years.

Balance Sheet

Highlights

•

Total assets as of September 30, 2007 were $21.97 billion, up 8% from total assets of $20.27 billion at December 31, 2006. The increase was primarily driven by cash generated from operations during the period, partially offset by a decrease in unrealized gains in the investment portfolio due to a rise in long-term interest rates.

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Ambac Third Quarter 2007 Earnings/7

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As of September 30, 2007, stockholders’ equity was $5.65 billion, a 9% decrease from year-end 2006 stockholders’ equity of $6.18 billion. The decrease was primarily the result of the $400 million share buyback earlier in the year and lower Accumulated Other Comprehensive Income driven by higher long-term interest rates.

Cash Dividend Declared

At its October 2007 Board meeting, the Board of Directors approved the regular quarterly cash dividend of $0.21 per share of common stock. The dividend is payable on December 5, 2007 to stockholders of record on November 12, 2007.

Forward-Looking Statements

This release, in particular the remarks of Mr. Genader, contains statements about our future results that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution you that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond Ambac’s control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; (7) changes in capital requirements or other criteria of rating agencies; (8) changes in accounting principles or practices that may impact the Company’s reported financial results; (9) the amount of reserves established for losses and loss expenses; (10) default of one or more of the Company’s reinsurers; (11) market spreads and pricing on insured pooled debt obligations and other derivative products insured or issued by the Company; (12) prepayment speeds on insured asset-backed securities and other factors that may influence the amount of installment premiums paid to the Company; and (13) other additional factors described in the Risk Factors section of Ambac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and also disclosed from time to time in its subsequent reports on Form 10-Q and Form 8-K, which are available on the Ambac website at www.ambac.com and at the SEC’s website, www.sec.gov. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. Ambac does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures Ambac may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

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Ambac Third Quarter 2007 Earnings/8

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Footnotes

(1)	Credit enhancement production, a non-GAAP measure, is used by management, equity analysts and investors as an indication of new business production in the period. Credit enhancement production, which Ambac reports as analytical data, is defined as gross (direct and assumed) up-front premiums plus the present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period. The discount rate used to measure the present value of estimated installment premiums was 5.8% and 6.0% during the third quarter of 2007 and 2006, respectively. The definition of credit enhancement production used by Ambac may differ from definitions of credit enhancement production (or similar terms) used by other public holding companies of financial guarantors. The following table reconciles credit enhancement production to gross premiums written calculated in accordance with GAAP:

$-millions	Third Quarter		Nine Months
	2007	2006	2007	2006
Credit enhancement production	$431	$216	$1,109	$981

Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(282)	(149)	(722)	(643)

Gross up-front premiums written	$149	$67	$387	$338

Gross installment premiums written on insurance policies	138	145	411	407

Gross premiums written	$287	$212	$798	$745

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Ambac Third Quarter 2007 Earnings/9

(2)	Operating earnings and core earnings are not substitutes for net income computed in accordance with GAAP, but are useful measures of performance used by management, equity analysts and investors because they allow more consistent period-to-period comparison of our earnings without the effects of net securities gains/losses and accelerated earnings. Net securities gains/losses excluded from operating earnings consists of investment portfolio realized gains and losses, mark-to-market gains and losses on credit, total return and non-trading derivative contracts and certain other items. Core earnings further exclude the impact of refundings, calls and other accelerations. The definitions of operating earnings and core earnings used by Ambac may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors.

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three and Nine Months Ended September 30, 2007 and 2006

(Dollars in Thousands Except Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Financial Guarantee:
Gross premiums written	$286,585	$212,335	$797,636	$744,893
Ceded premiums written	(35,095)	(26,351)	(93,016)	(75,341)

Net premiums written	$251,490	$185,984	$704,620	$669,552

Net premiums earned	$194,795	$199,312	$631,820	$604,373
Other credit enhancement fees	20,035	15,278	52,920	43,621

Net premiums earned and other credit enhancement fees	214,830	214,590	684,740	647,994
Net investment income	115,825	107,156	341,079	313,345
Net realized investment gains	3,965	1,329	5,286	2,842
Net mark-to-market (losses) gains on credit derivative contracts	(743,379)	2,572	(805,370)	9,906
Other (loss) income	(1,291)	2,952	7,214	35,367
Financial Services:
Investment income	120,603	107,501	334,476	287,484
Derivative products	1,216	2,942	7,286	10,949
Net realized investment gains	198	6,636	6,669	53,867
Net mark-to-market (losses) gains on total return swap contracts	(12,856)	(501)	(10,623)	6,540
Net mark-to-market losses on non-trading derivatives	(1,320)	(1,175)	(1,479)	(1,237)
Corporate:
Net investment income	1,225	3,545	4,147	9,941
Net realized investment gains	—	—	—	791

Total revenues	(300,984)	447,547	573,425	1,377,789

Expenses:
Financial Guarantee:
Loss and loss expenses	19,082	(2,543)	47,600	10,406
Underwriting and operating expenses	34,576	30,186	104,390	99,909
Financial Services:
Interest on investment and payment agreements	112,000	97,126	312,082	262,624
Operating expenses	3,164	3,119	9,569	9,994
Interest	22,232	19,474	63,612	58,424
Corporate	2,857	3,036	9,777	10,679

Total expenses	193,911	150,398	547,030	452,036

(Loss) income before income taxes	(494,895)	297,149	26,395	925,753
Provision for income taxes	(134,282)	83,626	628	252,520

Net (loss) income	$(360,613)	$213,523	$25,767	$673,233

Net (loss) income per share	$(3.53)	$2.00	$0.25	$6.32

Net (loss) income per diluted share	$(3.51)	$1.98	$0.25	$6.26

Weighted average number of common shares outstanding:
Basic	102,297,811	106,725,567	103,171,675	106,549,856

Diluted	102,810,560	107,737,122	103,937,780	107,473,723

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

September 30, 2007 and December 31, 2006

(Dollars in Thousands Except Share Data)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $17,899,842 in 2007 and $16,484,257 in 2006)	$17,984,060	$16,800,338
Fixed income securities pledged as collateral, at fair value (amortized cost of $346,770 in 2007 and $311,546 in 2006)	360,799	307,101
Short-term investments, at cost (approximates fair value)	686,133	311,759
Other (cost of $13,482 in 2007 and $13,427 in 2006)	14,787	14,391

Total investments	19,045,779	17,433,589

Cash	26,814	31,868
Securities purchased under agreements to resell	—	273,000
Receivable for securities sold	97,816	12,857
Investment income due and accrued	175,215	193,199
Reinsurance recoverable on paid and unpaid losses	4,968	3,921
Prepaid reinsurance	332,373	315,498
Deferred taxes	21,319	—
Deferred acquisition costs	277,619	252,115
Loans	870,637	625,422
Derivative assets	1,000,569	1,019,339
Other assets	114,702	107,005

Total assets	$21,967,811	$20,267,813

Liabilities and Stockholders' Equity

Liabilities:
Unearned premiums	$3,128,278	$3,037,544
Loss and loss expense reserve	278,690	220,074
Ceded reinsurance balances payable	24,406	20,084
Obligations under investment and payment agreements	9,135,270	8,202,590
Obligations under investment repurchase agreements	135,524	154,287
Deferred income taxes	—	263,483
Current income taxes	32,312	49,920
Long-term debt	1,662,102	991,804
Accrued interest payable	116,624	105,129
Derivative liabilities	1,451,392	667,066
Other liabilities	322,449	275,670
Payable for securities purchased	30,852	95,973

Total liabilities	16,317,899	14,083,624

Stockholders' equity:
Preferred stock	—	—
Common stock	1,092	1,092
Additional paid-in capital	836,742	790,168
Accumulated other comprehensive income	71,300	197,576
Retained earnings	5,387,639	5,454,575
Common stock held in treasury at cost	(646,861)	(259,222)

Total stockholders' equity	5,649,912	6,184,189

Total liabilities and stockholders' equity	$21,967,811	$20,267,813

Number of shares outstanding (net of treasury shares)	101,549,070	105,730,553

Book value per share	$55.64	$58.49

Ambac Assurance Corporation and Subsidiaries

Capitalization Table - GAAP

September 30, 2007 and December 31, 2006

(Dollars in Millions)

The following table sets forth Ambac Assurance's consolidated capitalization as of September 30, 2007 and December 31, 2006, respectively, on the basis of accounting principles generally accepted in the United States of America.

	September 30, 2007	December 31, 2006
	(unaudited)
Long-term debt (1)	$0	$0

Stockholder's equity:
Common stock	82	82
Additional paid-in capital	1,550	1,509
Accumulated other comprehensive income	114	142
Retained earnings	5,195	5,259

Total stockholder's equity	$6,941	$6,992

(1)	Long-term debt excludes the $273 and $0 of variable interest notes consolidated under the provisions of FIN 46R "Consolidation of Variable Interest Entities" at September 30, 2007 and December 31, 2006, respectively.